Exhibit 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

William Ki Chul Cho

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on March 22, 2019 (the “Effective Date”), by and between Zai Lab (Hong Kong) Ltd., a limited company incorporated under the laws of Hong Kong whose registered office is at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Company”), and William Ki Chul Cho, an individual (the “Employee”) whose correspondence address is XXX and whose US passport number is XXX.

RECITALS

WHEREAS, the Company and its Affiliates are engaged in the business of researching, developing, manufacturing, commercialization of drug products in the pharmaceutical industry, including and without limitation to sales and marketing of both small molecule and large molecule therapeutics (the “Business of the Group”);

WHEREAS, the Company and the Employee previously entered into that certain Employment Agreement, dated as of March 5, 2018 (the “Existing Agreement”); and

WHEREAS, the Company and the Employee desire to amend and replace the Existing Agreement in its entirety with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.EMPLOYMENT.  From the Effective Date and throughout the time for which the Employee’s employment under this Agreement is not terminated, the Company agrees to continue the employment of the Employee and the Employee agrees to continue employment with the Company.

1.1.Employment by Company.  The Company agrees to employ the Employee as the Chief Financial Officer of the Company.  In addition, the Employee shall serve as the Chief Financial Officer of Zai Lab Limited, a limited company incorporated under the laws of the Cayman Islands and the ultimate parent corporation of the Company (the “Parent Company”) without further compensation. The Employee agrees to render such services and to perform such duties and responsibilities as are normally associated with and inherent in the aforementioned roles and the capacities in which the Employee is employed, as well as such other duties and responsibilities as shall from time to time be assigned to the Employee by the Chief Executive Officer of the Company.  The Employee shall report directly to the Chief Executive Officer of the Company and/or the Chief Executive Officer of the Parent Company or such other senior executive officer of the Company or Parent Company as designated by the Chief Executive Officer or the Board of Directors (the “Board”) of the Parent Company.

1.2.Acceptance of Employment.  The Employee accepts such employment set out in Section 1.1 and agrees to faithfully perform and render the services required of the Employee under this Agreement.  Except for activities that may be mutually agreed to by the parties and other absences consistent with the policies of the Company then in effect, the Employee shall devote his entire business time, attention and energies as may be reasonably required for the discharge of his duties to the Business of The Group,  and the performance of the Employee’s duties and responsibilities under this Agreement.

1.3.Positions with Affiliates.  If requested by the Company and agreed upon by the Employee, the Employee agrees to serve without additional compensation if elected, nominated or appointed as an officer and/or director of the Company, the Parent Company and any of the subsidiaries or affiliates of the Company or the Parent Company (collectively, “Affiliates”) and in one or more executive offices of any Affiliate, provided that the Employee is indemnified for serving in any and all such capacities pursuant to the indemnity provisions set forth in the bylaws of such Affiliate.

1.4.Conflicts of Interest.  The Employee has reviewed with the Board the present directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles held by the Employee or his associate(s) in all such business organizations or arrangements which may be directly competitive or directly in conflict with the Company or the Parent Company.  The Employee agrees to review with the Board any potential directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles with business organizations or arrangements which may be directly competitive or directly in conflict with the Company or the Parent Company.  The Employee or his associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company or serving as an employee, director, consultant, advisor or member of such another company that may be directly competitive or directly in conflict with the Company or the Parent Company until such interest is presented to the Board and the Board consents to such interest or employment.  The Company and the Parent Company further acknowledge and agree that, subject to the prior written approval by a majority of the Board (which majority shall exclude the Employee if the Employee is a then current member of the Board) and consistent with the terms of the Compliance Agreement (as defined below), the Employee may serve on the boards of directors and advisory boards of other companies which is not in direct competition or not in direct conflict with the Company or the Parent Company provided that such service does not interfere with the performance of the Employee’s duties hereunder.

2.PLACE OF PERFORMANCE.  The Employee shall discharge his responsibilities at such corporate locations of the Parent Company as is reasonably determined by the Chief Executive Officer of the Company and/or the Chief Executive Officer of the Parent Company. The Company or the Parent Company may require that the Employee travel in furtherance of the Business of the Group, to the extent necessary and/or substantially consistent with the then present business travel obligations of employees at substantially the same service level as the Employee.

3.COMPENSATION BENEFITS AND EXPENSE REIMBURSEMENTS.

3.1Base Salary.  In consideration for the agreement of the Employee to be employed under this Agreement, the Employee shall receive from the Company an annual base salary (“Base Salary”) of US$400,000.  This Base Salary, and all other compensation and reimbursement under the Agreement, may be provided through a human resources service organization, and will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Employee.  The Base Salary to be paid to the Employee will be subject to reduction for payroll tax withholdings legally required (if any) or such other reductions properly and reasonably requested by the Employee.  The Company shall pay such Base Salary in arrears on the last working day (Monday to Friday) of each month in accordance with the standard payroll procedures of the Company.  The Employee’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

3.2Equity Incentives.

3.2.1Stock Option.  For the avoidance of doubt, the Employee acknowledges, agrees and confirms that (i) as of the date of this Agreement, the Employee has been granted, in accordance with the provisions of the Existing Agreement and the Parent Company’s 2017 Equity incentive Plan (the “Plan”), (A) an option to purchase 400,000 American Depositary Shares (“ADSs”) representing ordinary shares of the Parent Company (the “Existing Option”), as evidenced by that certain Option Agreement dated of [ ], 2018 and entered into by and between the Parent Company and the Employee (the “Option Agreement”) and (B) 100,000 ADSs representing ordinary shares of the Parent Company (the “Existing Restricted Stock Grant”), as evidenced by that certain Restricted Stock Agreement dated as of [ ], 2018 and entered into by and between the Employee and the Parent Company (the “Restricted Stock Agreement”); (ii) this Agreement does not modify or otherwise supplement the terms and conditions pertaining to the Existing Option or the Existing Restricted Stock Grant; and (iii) the Employee has no further rights or claims to any additional options or equity incentive awards other than the Existing Option and the Existing Restricted Stock Grant. The Plan, the Option Agreement and the Restricted Stock Agreement are incorporated herein by reference.

3.3Bonuses.

3.3.1Annual Bonus.  During the Employment Period, the Employee may be eligible to receive an annual bonus with a target equal to 40% of the Base Salary (the “Target Bonus”), the actual amount of which shall be determined by the Board or the Compensation Committee in its respective discretion. Any annual bonus earned hereunder shall be paid not later than March 15th following the end of the calendar year to which it relates and otherwise in accordance with the Company’s bonus plan as in effect from time to time.

3.3.2Sign-on Bonus.  The Employee will be eligible to receive a cash payment of US$300,000 (the “Sign-On Bonus”) on the seven-month anniversary of his continuous employment with the Company (calculated as of a start date of March 5, 2018), provided that the Employee remains employed with the Company on the date of such anniversary.  The Company will withhold all applicable income taxes on such amount, and will pay the net amount to the Employee with the regularly scheduled payroll for such month of payment.  In the event that the employee’s employment is terminated by the Company for cause within the three (3) year period following March 5, 2018, the Employee will repay to the Company the full amount of the Sign-On Bonus within thirty (30) days following the date of termination.  In the event that the Employee resigns from the Company prior to the third anniversary of March 5, 2018, he will repay to the Company a prorated portion of the Sign-On Bonus based on the number of full and partial months remaining in such three (3) year period as of the date of such termination of employment, with such repayment being made on or prior to the Employee’s last working day with the Company.

3.4Fringe Benefits.  During the Employment Period, the Employee will be eligible for the fringe benefits that are made available to employees of the Company and such other benefits as are determined by the Board or the Compensation Committee of the Board, in its respective discretion. Any benefit plan participation will be subject to the terms and conditions of the applicable plan, applicable Company policy and applicable law.

3.5Reimbursements.  During the Employment Period, the Employee will be reimbursed, in accordance with the practice applicable to employees of the Company from time to time, for all reasonable traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Employee of appropriate vouchers. The Employee’s right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made by the Company as soon as reasonably practicable following the time that the applicable expense is submitted by the Employee to the Company and in no event later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.6Deductions.  Recognizing that the Employee is an employee for all purposes, the Company shall deduct from any compensation payable to the Employee the sums which the Company is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance and mandatory provident funds, and the Company shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

4.INVOLUNTARY TERMINATION.

4.1Disability.  If the Employee dies, then the Employee’s employment by the Company hereunder shall automatically terminate on the date of the Employee’s death.  If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Employee’s employment under this Agreement immediately upon giving him notice to that effect.  In the case of a Disability, until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the Company shall have terminated the Employee’s service in accordance with the foregoing, whichever shall first occur, to the extent permitted by the terms of the Company’s plans, the Employee will be entitled to receive compensation, at the rate and in the manner provided in Section 3, notwithstanding any such physical or mental disability.  Termination pursuant to this Section 4 is hereinafter referred to as an

“Involuntary Termination”.

4.2Substitution.  The Board or its designee may designate another employee to act in the Employee’s place during any period of Disability suffered by the Employee during the Employment Period.  Notwithstanding any such designation, the Employee shall continue to receive the Employee’s Base Salary and benefits in accordance with Section 3 of this Agreement until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Employee’s employment, whichever shall first occur.

4.3Disability Income Payments.  While receiving disability income payments under the Company’s disability income insurance (if any), the Employee shall not be entitled to receive any Base Salary under Section 3.1, but shall continue to participate in all other compensation and benefits in accordance with Section 3.3 until the date of the Employee’s termination of employment.

4.4Verification of Disability.  If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Employee’s duties and responsibilities hereunder, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or the Employee’s guardian has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Employee shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Employee.

5.TERMINATION FOR CAUSE BY THE COMPANY.  The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period for “Cause” (such termination being hereinafter referred to as a “Termination for Cause”) by giving the Employee notice of such termination, upon the giving of which such termination shall take effect immediately.  For the purpose of this Section 5, “Cause” means any one of the following grounds, as determined by the Board in its reasonable judgment:

(i)	repeated drunkenness or use of illegal drugs which adversely interferes with the performance of the Employee’s obligations and duties in the Company;
(ii)	the Employee’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws;
(iii)

gross mismanagement by the Employee of the business and affairs of the Company or any subsidiary of the Company which directly results in a material loss to the Company and for which the Company has reasonable proof was committed by the Employee;

(iv)	material violation of any material terms of this Agreement or the Compliance Agreement (as defined below); or

(v)

a conclusive finding by an independent fact finder appointed by the Board for any willful misconduct, dishonesty or acts of moral turpitude by the Employee which is materially detrimental to the interests and well-being of the Company and its subsidiaries, including, without limitation, harm to its business or reputation.

6.TERMINATION WITHOUT CAUSE BY THE COMPANY.  The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period without “Cause” (such termination being hereinafter called a “Termination Without Cause”) by giving the Employee notice of such termination.  The termination of service under this Section 6 will take effect upon the giving of reasonable advance notice of not less than thirty (30) calendar days.

7.TERMINATION BY THE EMPLOYEE.

7.1Without Good Reason.  The Employee may terminate his services hereunder at any time without Good Reason (as defined below) (such termination being referred to hereinafter as a “Voluntary Termination”).  A Voluntary Termination will be deemed to be effective following reasonable notice by the Employee of not less than thirty (30) calendar days.

7.2With Good Reason.  The Employee may terminate his services hereunder at any time for Good Reason (as defined below) by giving the Company written notice of such termination, provided that such notice specifies: (i) the basis for termination and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”).  For purposes of this Agreement, the term “Good Reason” shall mean (a) any material diminution of the Employee’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 4.1) or the assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s then current position; (b) any material breach of the Agreement by the Company which is not cured within ten (10) business day days after written notice thereof is given to the Company; or (c) a relocation of the Employee (other than any relocation requested by the Employee) from the place of initial assignment of the Employee by the Company to a location more than thirty (30) kilometers from such location, other than on a temporary basis not to exceed a period equal to six (6) consecutive calendar months.

8.EFFECT OF TERMINATION ON SERVICES.

8.1Voluntary Termination or a Termination for Cause.

8.1.1Upon the termination of the Employee’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company or any Affiliates under this Agreement except to receive the following (in the aggregate, the “Final Compensation”):

(i)	the unpaid portion of the Base Salary provided for in Section 3.1, computed on a pro rata basis up to (and including) the effective date of such termination;

(ii)

reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.5, provided that the Employee submits all such expenses and required supporting documentation within sixty (60) days of the effective date of such termination; and

(iii)	if required by applicable law or Company policy, pay at the rate of the Base Salary for any accrued by unused vacation time as of the effective date of such termination.

8.1.2 Final Compensation (other than expense reimbursement, which shall be paid within thirty (30) days after such reimbursement is submitted in accordance with subsection (ii) above) will be paid to the Employee within thirty (30) days following the date of termination (or such shorter period required by law).

8.2Involuntary Termination.  Upon the termination of the Employee’s employment hereunder pursuant to an Involuntary Termination in accordance with Section 4 hereof, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company or any Affiliates under this Agreement except to receive:

(i)	Final Compensation in accordance with Section 8.1;
(ii)	an aggregate amount equal to one (1) month’s Base Salary; and
(iii)

an amount equal to one (1) month of the Company’s portion of monthly premiums for health, dental and vision insurance benefits as in effect for the Employee immediately prior to the effective date of such termination, payable in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 3.4 hereof, plus any additional compensation as may be expressly required under applicable law.

8.3Termination Without Cause or Termination for Good Reason.

8.3.1Upon the termination of the Employee’s employment hereunder pursuant to a Termination Without Cause or a Termination for Good Reason, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company or any of its Affiliates under this Agreement except to receive the following (in the aggregate, the “Severance Payments”):

(i)	Final Compensation in accordance with Section 8.1;
(ii)

an aggregate amount equal to the Base Salary (i) for six (6) months if such termination occurs prior to the third (3rd) anniversary of March 5, 2018, or (ii) for twelve (12) months if such termination occurs on or following the third (3rd) anniversary of March 5, 2018, (in either case, such six (6) months or twelve (12) months, the “Severance Period”), payable from the effective date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 3.4 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)

an aggregate amount equal to the Company’s portion of monthly premiums for health, dental and vision insurance benefits as in effect for the Employee immediately prior to the effective date of such termination (i) for six (6) months if such termination occurs prior to the third (3rd) anniversary of March 5, 2018, or (ii) for twelve (12) months if such termination occurs on or following the third (3rd) anniversary of March 5, 2018, payable from the effective date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 3.4 hereof, plus any additional compensation as may be expressly required under applicable law.

8.3.2Subject to Sections 8.5, 14 and 15, Severance Payments (other than Final Compensation) will be provided in the form of salary continuation, payable in equal installments in accordance with the Company’s normal payroll practices, during the Severance Period, provided that the first such payment will be made on the next regular pay day following the date on which the Release of Claims (as defined below) becomes effective and irrevocable and will be retroactive to effective date of the termination of the Employee’s employment.

8.4Change in Control Termination.

8.4.1Upon the termination of the Employee’s employment hereunder pursuant to a Termination Without Cause or a Termination for Good Reason within twelve (12) months following a Change in Control (such termination being referred to in this Agreement as a “Change in Control Termination”), neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company or any Affiliates under this Agreement except to receive the following (in the aggregate, the “Enhanced Severance Payments”):

(i)	Final Compensation in accordance with Section 8.1;
(ii)	an aggregate amount equal to twelve (12) months’ Base Salary;
(iii)

an aggregate amount equal to twelve (12) months of the Company’s portion of monthly premiums for health, dental and vision insurance benefits as in effect for the Employee immediately prior to the effective date of such termination, payable in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 3.4 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iv)

a payment equal to pro-rated Target Bonus for the year of such employment termination (determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days during the fiscal year of termination that Employee is employed by the Company and the denominator of which is three hundred and sixty-five (365)), payable at the same time bonuses for such year are paid to other senior executives of the Company (the “Pro-rated Bonus”).

8.4.2Subject to Sections 8.5, 14 and 15, Enhanced Severance Payments (other than Final Compensation) will be provided in the form of salary continuation, payable in equal installments in accordance with the Company’s normal payroll practices, during the twelve (12) month period following the Change in Control Termination, provided that the first such payment will be made on the next regular pay day following the date on which the Release of Claims becomes effective and irrevocable and will be retroactive to effective date of the termination of the Employee’s employment.

8.4.3Notwithstanding anything to the contrary in any agreement between the Employee and the Company, upon a Change in Control Termination, the Employee will be entitled to one hundred percent (100%) accelerated vesting of any then-outstanding unvested stock options, restricted stock or other equity awards granted to the Employee by the Parent Company, Subject to Sections 8.5, 14 and 15.

8.4.4For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(a)any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Parent Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Parent Company, except that any change in the ownership of the stock of the Parent Company as a result of a private financing of the Parent Company that is approved by the Board will not be considered a Change in Control;

(b)a majority of members of the Board is replaced during any twelve- (12-) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(c)any Person acquires (or has acquired during the twelve- (12- ) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (c), gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Parent Company.  Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to re-domicile the Parent Company in a jurisdiction other than its original jurisdiction of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Parent Company’s securities immediately before such transaction.

8.4.5Liquidated Damages.  The parties acknowledge and agree that damages which will result to the Employee for a Termination Without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments and Enhanced Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the date of termination.  The Employee agrees that, except for such other payments and benefits to which the Employee may be eligible as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Employee may make by reason of termination of her/his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments and/or Enhanced Severance Payments (as applicable), the Employee will execute the Release of Claims.

8.5Release.  The obligation of the Company to make any payments and benefits (other than Final Compensation) to or on behalf of the Employee under Sections 8.2, 8.3 and 8.4 is conditioned on the Employee signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release of Claims”) and provided that the Release of Claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  If the Release of Claims does not become effective by the Release Deadline, the Employee will forfeit any rights to severance or benefits (other than Final Compensation) under this Agreement.  In no event will Severance Payments, Enhanced Severance Payments or benefits (other than Final Compensation) be paid or provided until the Release of Claims becomes effective and irrevocable.

9.COMPLIANCE AGREEMENT.  The Employee agrees that the Compliance Agreement (as defined in the Existing Agreement) remains in full force and effect, and the terms and conditions thereof are specifically incorporated herein by reference.  The obligation of the Company to make any payments (other than Final Compensation) to or on behalf of the Employee under Section 8.3 or Section 8.4 above is expressly conditioned upon the Employee’s continued performance of the Employee’s obligations under the Compliance Agreement.

10.STANDARDS OF CONDUCT.  The Employee will conduct himself in an ethical and professional manner at all times and in accordance with any Employee policies or guidelines which the Company may issue from time to time.

11.INDEMNIFICATION.

11.1Indemnification.  In the event that (a) the Employee was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Employee’s Corporate Status (as defined below) or (b) the Employee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Employee’s Corporate Status, the Employee shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Employee in connection with such Proceeding (referred to herein as “Indemnifiable Amounts”).  For purposes hereof, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of the Employee as an employee and/or director of the Company, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants, counsels and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.

11.2Advancement of Expenses.  The Company agrees that the Company shall pay to the Employee all Indemnifiable Amounts incurred by the Employee in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred, provided that the Employee provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that the Employee is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.

11.3Limitation on Indemnification.  The Employee shall not be entitled to any indemnification under this Section 11 if the Employee knowingly violated any duty, responsibility or obligation imposed under this Agreement, the Compliance Agreement or any Company policy.

11.4Change in Law.  To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, the Employee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

12.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to the Employee that the execution of this Agreement by the Company has been duly authorized by resolution of the Board.

13.REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.  The Employee represents and warrants to the Company that: (i) the Employee has the proper skill, training and background so as to be able to perform under the terms of this Agreement in a competent and professional manner; (ii) the Employee will not infringe any intellectual property rights including patent, copyright, trademark, trade secret or other proprietary right of any person; and (iii) the Employee will not use any Trade Secrets or Confidential Information for purposes other than for the furtherance of the interests of the Company or any of its Affiliates and will not use any trade secrets or confidential information owned by any third party.

14.Timing of Payments and Section 409A.

14.1Notwithstanding anything to the contrary in this Agreement, if at the time that the Employee’s employment terminates, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six- (6-) month period or, if earlier, upon the Employee’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

14.2For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

14.3Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

14.4In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

15.Limitations on Payments.  Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that any payment or benefit received or to be received by the Employee under this Agreement or otherwise (collectively, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 15, be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced (but not below zero) to the extent, but only to the extent, needed to ensure that no portion of the Payments constitutes a “parachute payment” within the meaning of Section 280G of the Code; provided, that no reduction in the Payments shall be made by reason of this Section 15 unless, on an after-tax basis taking into account the excise tax imposed by Section 4999 of the Code together with all applicable income taxes, the Payments payable to the Employee would be greater than if such reduction had not been made.  Any reduction in the Payments required by the immediately preceding sentence shall be applied, first, against any cash severance payments, then against other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and finally against all remaining payments and benefits.

16.ENFORCEMENT.  It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.  A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 16.

17.DISPUTE RESOLUTION.  In the event the parties hereto are unable to settle a dispute between them regarding this Agreement through friendly consultation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 17 applying the laws of Hong Kong, without regard to its principles of conflicts of laws. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules (the “Arbitration Board”). The language of the arbitration shall be English.  The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 19.5.  Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable.  Any award made by the Arbitration Board shall be final and binding on each of the parties that were parties to the dispute.  The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

18.COVENANT AGAINST ASSIGNMENT.  The Employee may not assign any rights or delegate any of the duties of the Employee under this Agreement.  As used in this provision, “assignment” and “delegation” shall mean any sale, gift, pledge, hypothecation, encumbrance, or other transfer of all or any portion of the rights, obligations, or liabilities in or arising from this Agreement to any person or entity, whether by operation of law or otherwise, and regardless of the legal form of the transaction in which the attempted transfer occurs.

19.MISCELLANEOUS.

19.1Notices.  Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery, (ii) the date of transmission by facsimile or e-mail, with confirmed transmission and receipt, (iii) two (2) days after deposit with an internationally-recognized courier or overnight service such as Federal Express, DHL, or (iv) five (5) days after mailing via certified mail, return receipt requested.  All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature pages hereto.

19.2Gender; Time.  The parties agree that any use of words in any gender in this Agreement shall also refer to the masculine, feminine or neuter gender, as the case may require.  Time is of the essence in performance of the rights and obligations under this Agreement.

19.3Survival.  Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions.

19.4Binding Agreement; Benefit.  The provisions of this Agreement will be binding upon and will inure to the benefit of the respective heirs, legal representatives and successors of the parties hereto.

19.5Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

19.6Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

19.7Entire Agreement; Amendments.  This Agreement, together with the Compliance Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto, including, without limitation, that certain offer letter dated as of January 4, 2018 and the Existing Agreement.  This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

19.8Headings.  The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

19.9Severability.  Subject to the provisions of Section 16 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

19.10Assignment.  This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.

19.11Confidentiality.  The Employee agrees not to disclose this Agreement or its terms to any person or entity, other than the Employee’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.

19.12Further Assurances.  The Employee agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

19.13Costs.  Each of the parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

19.14Interpretation of Agreement.  This Agreement has been negotiated at arm's length between persons knowledgeable in the matters dealt with in this Agreement.  In addition, each party has been represented by experienced and knowledgeable legal counsel.  Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is waived.

19.15Counterparts.  The parties may execute this Agreement in any number of counterparts and, as so delivered, the counterparts shall together constitute one and the same document.  The parties agree that each such counterpart is an original and shall be binding upon all of the parties, even though all of the parties are not signatories to the same counterpart.

19.16No Third-Party Rights.  Nothing in this Agreement is intended to grant to any third party (other than the parties’ respective successors in title and permitted assigns) any right to enforce any term of this Agreement or to confer on any third party (other than the parties’ respective successors in title and permitted assigns) any benefits under this Agreement.  No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:		EMPLOYEE:

ZAI Lab (HK) Limited		William Ki Chul Cho

By:	/s/ Samantha Du	/s/ William Ki Chul Cho
Print Name:	Samantha Du
Title:	CEO
		Address:	XXX
Address:

4560 Jinke Road
Pudong New Area
Shanghai, China 201210		E-Mail:	XXX
Attention:	Chief Executive Officer
Facsimile:
E-mail:

Signature Page of Employment Agreement